Exhibit 99.1

OneSpaWorld Reports First Quarter Fiscal 2025 Results

Total Revenues of $219.6 Million, Net Income of $15.3 Million and Adjusted EBITDA of $26.6 Million

Reaffirms Fiscal Year 2025 Guidance

Introduces Second Quarter 2025 Guidance of $235-$240 Million in Total Revenues and $28-$30 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.04 Per Share and Authorizes New $75 Million Share Repurchase Program

Nassau, Bahamas, April 30, 2025 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced financial results for the first quarter ended March 31, 2025.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “We are pleased to report first quarter results at the high end of our guidance and reaffirm our fiscal year 2025 guidance. Our performance reflects the impact of our mission to invest in our cruise line and destination resort partnerships, continuously innovate our guest experiences, and enhance our productivity and profitability across our business, as evidenced by increases across our key operating metrics during the quarter. In addition, we added to our fleet Norwegian Cruise Lines’ first Prima Plus Class ship, Norwegian Aqua™, and we remain on track to introduce health and wellness centers on an additional eight new ship builds commencing voyages this year. Following quarter-end, we also executed an agreement to operate health and wellness centers on 11 ships for P&O and Cunard, continuing our long-standing relationship with these brands.”

Mr. Fluxman, continued, “With our positive momentum continuing into the second quarter, we remain confident in our ability to navigate an increasingly dynamic economic environment by leveraging our proven operating strategies, complex global business model, and operating and financial discipline. Our confidence is buoyed by our decades-long experience and the resilience of our business across economic cycles. We are well positioned to provide increasingly valuable service to our partners, experiences to our guests, and results for our stakeholders and shareholders in fiscal 2025 and beyond.”

Mr. Fluxman concluded, “In recognition of our strong competitive and financial position, and our consistent free cash flow generation, our Board of Directors approved a new $75 million share repurchase program extending our prior $50 million share repurchase program substantially completed in the first quarter. Together with our quarterly cash dividend, this program demonstrates our commitment to enhance shareholder value through our enterprise growth and capital allocation strategies.”

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added, “We are indeed pleased with our first quarter results, realizing our expected growth in Total revenues and Adjusted EBITDA. In addition, we generated predictably strong free cash flow, leveraging our efficient capital structure and asset light business model, which together with our surplus liquidity, funded the return of $42 million to our shareholders through our quarterly dividend and repurchases of common shares during the quarter. We ended the quarter with a strong balance sheet, including $74 million of total liquidity.”

Mr. Lazarus concluded, “We expect to report fiscal 2025 results within our guidance ranges reflecting high-single digit Total revenues and Adjusted EBITDA growth as we move through the year, benefiting from the impact of our strategic initiatives and health and wellness centers on eight new ships being introduced later this year.”

First Quarter 2025 Highlights:

•	Total revenues increased 4% to $219.6 million compared to $211.2 million in the first quarter of 2024.
•

Income from operations of $16.8 million included $2.5 million of non-recurring severance expense, compared to $17.0 million in the first quarter of 2024. The $2.5 million was comprised of $1.1 million of cash severance and $1.4 million of expense related to accelerated vesting of shares.

•

Net income was $15.3 million, including the aforementioned $2.5 million expense, compared to $21.2 million in the first quarter of 2024, which included a benefit of $7.7 million driven by the fair value of warrant liabilities.

•	Adjusted EBITDA increased 5% to $26.6 million, including the aforementioned $1.1 million, compared to $25.3 million in the first quarter of 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the first quarter with health and wellness centers on 199 ships and an average ship count of 193 for the quarter, compared with 193 ships and an average ship count of 188 ships at the first quarter of fiscal 2024.

•

Destination Resort Count: The Company ended the first quarter with 50 destination resort health and wellness centers and an average resort count of 49 for the quarter, compared with 51 destination resort health and wellness centers and an average resort count of 51 at the first quarter of fiscal 2024.

•	Staff Count: The Company ended the first quarter with 4,240 cruise ship personnel on vessels, compared with 4,082 cruise ship personnel on vessels at the end of the first quarter of fiscal 2024.

Liquidity Update:

•

Cash at March 31, 2025 totaled $23.8 million after repurchasing $37.9 million shares and paying a $4.2 million dividend in the first quarter. Liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $73.8 million at March 31, 2025.

•	The Company expects to generate positive Cash flow from operations for fiscal year 2025.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the definitions and reconciliations to their nearest GAAP equivalents for which are presented below.

First Quarter Ended March 31, 2025 Compared to March 31, 2024

•
Total revenues increased 4% to $219.6 million compared to $211.2 million for the first quarter of 2024. The increases in Service revenues and Product revenues were driven by a 2% increase in revenue days, which impacted revenues by $5.3 million, and a 2% increase in average guest spend, which positively impacted revenues by $4.7 million. Contributing to the increased volume and spend was $2.3 million in increased pre-booked revenues at health and wellness centers included in our ship count as of March 31, 2025. This was offset by a $1.5 million decrease in our land-based spa business, partially due to the closure of hotels where we had previously operated.
•
Cost of services were $148.2 million compared to $144.0 million for the first quarter of 2024. The increase was primarily attributable to costs associated with increased Service revenues of $178.5 million in the quarter from our health and wellness centers at sea and on land, compared with Service revenues of $172.2 million in the first quarter of 2024.
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Cost of products were $35.3 million compared to $33.5 million in the first quarter of 2024. The increase was primarily attributable to costs associated with increased Product revenues of $41.1 million for the quarter from our health and wellness centers at sea and on land, compared to Product revenues of $39.0 million for the first quarter of 2024.
•
Salaries, benefits and payroll taxes were $11.0 million compared to $8.5 million in the first quarter of 2024. The increase was primarily attributable to expenses associated with the termination of employment of the Company’s former Chief Commercial Officer, including $1.1 million of severance expense and $1.4 million of expense related to vesting treatment with respect to restricted stock units and performance stock units.
•
Net income was $15.3 million, or Net income per diluted share of $0.15, as compared to Net income of $21.2 million, or Net income per diluted share of $0.21, for the first quarter of 2024. The change was primarily attributable to a $7.7 million benefit resulting from the change in the fair value of warrant liabilities in the first quarter of 2024. The first quarter of 2025 benefited from a $1.8 million decrease in Interest expense. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the first quarter of 2024, reflecting changes in market prices of our common shares and other observable inputs deriving the value of these financial instruments. The $1.8 million decrease in Interest expense, net, was primarily attributable to lower debt balances and lower effective interest rates.
•
Adjusted net income was $22.6 million, or Adjusted net income per diluted share of $0.22, as compared to Adjusted net income of $19.3 million, or Adjusted net income per diluted share of $0.19, for the first quarter of 2024.
•
Adjusted EBITDA was $26.6 million, inclusive of $1.1 million of cash personnel severance expense, compared to Adjusted EBITDA of $25.3 million in the first quarter of 2024.

Balance Sheet and Cash Flow Highlights

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Cash at quarter-end March 31, 2025 was $23.8 million, compared to $58.6 million at December 31, 2024. The reduction in cash balance was primarily attributable to use of cash to fund common share repurchases of $37.9 million during the first quarter.

•
Total debt, net of deferred financing costs, was $97.4 million at March 31, 2025, compared to $98.6 million at December 31, 2024. The $50 million revolving facility remained undrawn at March 31, 2025.

Quarterly Dividend

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.04 per common share payable on June 4, 2025 to shareholders of record as of the close of business on May 21, 2025.

Share Repurchase Program

Subsequent to quarter end, the Board of Directors approved a new share repurchase program authorizing the Company to repurchase up to $75 million of its common shares. The share repurchases will be funded through the Company’s available surplus cash.

During the first quarter of fiscal 2025, the Company repurchased a total of 2.1 million shares for $37.9 million under its previous $50 million share repurchase program. As of March 31, 2025, the Company had $900,000 remaining available under the previous share repurchase program, which is now cancelled as a result of the new authorization. Since initiating the share repurchase program on May 1, 2024, the Company repurchased a total of 2.8 million shares for $49.1 million.

The Company may repurchase shares of its outstanding common stock from time to time on the open market, including through Rule 10b5-1 plans, in privately negotiated transactions, through block purchases, or otherwise in compliance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and amount of share repurchases will depend on a variety of factors, including business and market conditions. The share repurchase program may be suspended, modified, or discontinued at any time and the Company has no obligation to repurchase any specific value or number of its common shares under the program.

Second Quarter 2025 and Fiscal Year 2025 Guidance

	Three Months Ended June 30, 2025	Year Ended December 31, 2025
Total Revenues	$235-240 million	$950-970 million
Adjusted EBITDA	$28-30 million	$115-125 million

Conference Call Details

A conference call to discuss the first quarter 2025 financial results is scheduled for Wednesday, April 30, 2025, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10198331 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10198331. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, April 30, 2025 until 11:59 p.m. Eastern Time on Wednesday, May 7, 2025. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 199 cruise ships and at 50 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities

Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of outbreaks of illnesses on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
			$	%
	2025	2024	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$178,519	$172,209	$6,310	4%
Product revenues	41,111	39,017	2,094	5%
Total revenues	219,630	211,226	8,404	4%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	148,154	144,025	4,129	3%
Cost of products	35,297	33,530	1,767	5%
Administrative	4,213	4,057	156	4%
Salaries, benefits and payroll taxes	10,995	8,493	2,502	29%
Amortization of intangible assets	4,134	4,144	(10)	(0)%
Total cost of revenues and operating expenses	202,793	194,249	8,544	4%
Income from operations	16,837	16,977	(140)	(1)%
OTHER (EXPENSE) INCOME
Interest expense, net	(1,147)	(2,955)	1,808	61%
Change in fair value of warrant liabilities	—	7,723	(7,723)	(100)%
Total other (expense) income	(1,147)	4,768	(5,915)	(124)%
Income before income tax expense	15,690	21,745	(6,055)	(28)%
INCOME TAX EXPENSE	419	579	(160)	(28)%
Net income	$15,271	$21,166	$(5,895)	(28)%
Net income per share:
Basic	$0.15	$0.21
Diluted (1)	$0.15	$0.21
Weighted average shares outstanding:
Basic	104,602	101,467
Diluted (1)	105,077	102,933

	Forecasted
	Q2 2025	FY 2025
Period End Ship Count	200	207
Average Ship Count (1)	192	195
Period End Resort Count	50	50
Average Resort Count (3)	50	50

	Three Months Ended
	March 31,
	2025	2024
Selected Statistics
Period End Ship Count	199	193
Average Ship Count (1)	193	188
Average Weekly Revenue Per Ship	$84,177	$81,708
Average Revenue Per Shipboard Staff Per Day	$562	$549
Revenue Days (2)	17,401	17,076
Period End Resort Count	50	51
Average Resort Count (3)	49	51
Average Weekly Revenue Per Resort	$15,247	$16,791
Capital Expenditures (in thousands)	$1,697	$1,206

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Change in fair value of warrant liabilities; increase in Depreciation and amortization resulting from the Business Combination; Long-lived assets impairment; and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three month periods ended March 31, 2025 and 2024.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Change in fair value of warrant liabilities; Depreciation and amortization; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the first quarters ended March 31, 2025 and 2024 and Adjusted net income per diluted share for the first quarters ended March 31, 2025 and 2024 (amounts in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2025	2024
Net income	$15,271	$21,166
Change in fair value of warrant liabilities	—	(7,723)
Depreciation and amortization (a)	3,761	3,761
Stock-based compensation	3,560	2,094
Adjusted net income	$22,592	$19,298
Adjusted net income per diluted share	$0.22	$0.19
Diluted weighted average shares outstanding	105,077	102,933

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income to Adjusted EBITDA for the first quarters ended March 31, 2025 and 2024 (amounts in thousands):

	Three Months Ended
	March 31,
	2025	2024
Net income	$15,271	$21,166
Income tax expense	419	579
Interest expense, net	1,147	2,955
Change in fair value of warrant liabilities	—	(7,723)
Depreciation and amortization	6,179	6,209
Stock-based compensation	3,560	2,094
Adjusted EBITDA	$26,576	$25,280

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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